Exhibit 10.2

VALUATION SERVICES AGREEMENT

This VALUATION SERVICES AGREEMENT (“Agreement”) is made by and between RERC, LLC, a Situs Company, an Iowa Limited Liability Company (“RERC”) and the Nuveen Global Cities REIT, Inc., a Maryland Corporation (“Client”).

WHEREAS, the Client intends to conduct a public offering pursuant to a registration statement on Form S-11, as amended and supplemented from time to time (the “Registration Statement”), of five classes of shares of the Client’s common stock at prices that, on any given day, will be based on the net asset value (“NAV”) per share for each class of shares being offered; and

WHEREAS, the Client desires that RERC perform real estate appraisals (“Property Appraisals”) of properties that the Client owns or may in the future acquire (the “Subject Properties”), as well as valuations of the mortgage payable (“Debt Valuations”) that encumbers Subject Properties and other mortgage receivables (“Debt Valuations”), in order to form the basis for the valuation of the Client’s NAV described in the Registration Statement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties agree as follows:

1.     SERVICES. RERC will perform services set for below in accordance with the Client’s valuation guidelines adopted by the board of directors (the “Board”), as amended from time to time (the “Valuation Guidelines”):

(a)     Perform Property Appraisals and Debt Valuations for each of the Subject Properties (Mortgage Payables) and Debt Valuations for each Mortgage Receivable on a staggered basis such that (i) the timing of the Property Appraisals and Debt Valuations will be approximately evenly distributed throughout each quarter and each year and (ii) each Subject Property, Mortgage Payable and Mortgage Receivable will be valued at least once per calendar quarter, and (iii) each Subject Property will be visited at least once each year. Property Appraisals and Debt Valuations will be delivered to TH Real Estate Global Cities Advisors, LLC, the external advisor to the Client, or any replacement advisor as provided for in written notice to RERC by the Client (the “Advisor”), promptly after such valuations becomes available. All Property Appraisals will be performed in accordance with the Code of Ethics & Standards of Professional Practice of the Appraisal Institute and the Uniform Standards of Professional Appraisal Practice (“USPAP”) of the Appraisal Foundation. Each Property Appraisal must be reviewed, approved and signed by an MAI designated member of the Appraisal Institute (“MAl”). The professional staff members assigned to this engagement must be appropriately qualified to perform the work, and their work must be reviewed by other qualified MAIs. The resumes of professionals working on the engagement have been provided to the Client prior to the date hereof and shall be provided prior to each subsequent renewal of the term of this Agreement or upon any proposed change in such professionals working on the engagement.

(b)     Independently assemble and maintain Argus, Excel or other models to ensure that property-specific information provided by the Client is accurately reflected in the Property Appraisal and/or Debt Valuation.

(c)    Deliver the following items to the Client within an agreed upon time frame:

i. Draft and final real estate appraisal reports for each Subject Property;

ii. Final Argus models developed by RERC;

iii. Draft and final debt valuation reports for each mortgage payable position;

iv. Draft and final debt valuation reports for each mortgage receivable position;

v. Portfolio-level analytics report detailing key information used to determine property values, including the following for each Subject Property: property name, property type, property location, square feet owned, current value conclusion, previous value conclusion, discount rate, cap rates, cash-on-cash yields, occupancy, rent per square foot owned, market rent, market rent growth and any other pertinent statistics;

vi. Explanation of current value conclusions compared to previous values;

vii. Explanations of outlying property conclusions compared to similar properties in the Client’s portfolio or the general market.

(d)     Provide interim Property Appraisals and Debt Valuations of the Subject Properties (Mortgage Payables) and Debt Valuations of Mortgage Receivables outside the quarterly valuation cycle if (i) the Advisor or Client notifies RERC of a property- or loan-specific material event and RERC in its judgment, believes that the value for the Subject Property or Mortgage Receivable has changed materially as a result of the property- or loan-specific material event, (ii) as requested by the Advisor or in the judgment of RERC, as a result of a capital market material event, or (iii) RERC determines it necessary to confirm any Property Appraisal or Debt Valuation previously communicated to the Advisor. RERC shall perform and deliver the new valuation to the Client within three business days of the material event unless RERC and the Advisor agree that additional time is necessary.

(e)     With respect to the Property Appraisals and Debt Valuations involving the Subject Properties and Mortgage Receivables, provide the Board with periodic valuation reports in connection with regularly scheduled Board meetings, or at such other times as may be requested by the Board.

(f)     Monitor, together with the Advisor, overall market conditions and communicate conditions RERC believes could materially impact any of the Client’s values (Property Appraisals or Debt Valuations).

(g)     Meet with the Board and/or the Advisor at least once per year, or more frequently as requested by the Board or the Advisor, to review the Valuation Guidelines and discuss the services provided by RERC to the Client.

2. PAYMENT FOR SERVICES. To receive compensation for the services rendered by RERC, RERC shall submit an invoice to Client and shall receive the amounts set forth in Exhibit A in accordance with the terms and conditions set forth therein. Such amounts shall be paid quarterly, in arrears, with 30 business days after receipt by the Client of each invoice.

3. REPRESENTATIONS AND WARRANTIES.

(a)    Representations and Warranties of Client. The Client represents and warrants to RERC that:

i.    It has been duly authorized by proper corporate action to enter into this Agreement and perform its obligations hereunder.

ii.     The execution, delivery and performance of this Agreement will not materially violate any provision of applicable law or any agreement or instrument to which it is bound.

iii.     It has obtained and will maintain any and all necessary approvals, orders, consents, authorizations, certificates, licenses, permits, or validations of, or exemptions or other actions by, or recordings or registrations with any federal, state and local governmental or regulatory or supervisory authority, or any self-regulatory organization (each, a “Governmental Entity”) having jurisdiction over it that is or will be necessary in connection with the execution and delivery of this Agreement, or its performance of or compliance with the terms and conditions of this Agreement.

iv.    There is no action, suits, proceedings, or to the knowledge of the Client, threatened against which could reasonably be expected to have a material adverse effect on the ability of such party to comply with the terms of this Agreement.

v.    The Client or its agents will supply RERC with the property-specific information reasonably necessary to enable RERC to perform its duties pursuant to this Agreement. This information may include, but not be limited to: rent rolls, annual operating statements and budgets, leases or lease abstracts, access to the property and the property managers if necessary, engineering reports, environmental reports, updates regarding tenant activities if necessary, capital expenditures and budgets, and acquisition or disposition activity.

vi.     The Client or its agents will promptly notify RERC of any material event of which it is reasonably aware that could impact the real estate or debt value related to one or more of the Subject Properties.

(b)    Representations and Warranties of RERC. RERC represents and warrants to Client that:

i.    It has been duly authorized by proper corporate action to enter into this Agreement and perform its obligations hereunder.

ii.     The execution, delivery and performance of this Agreement will not materially violate any provision of applicable law or any agreement or instrument to which it is bound.

iii.     It has obtained and will maintain any and all necessary approvals, orders, consents, authorizations, certificates, licenses, permits, or validations of, or exemptions or other actions by, or recordings or registrations with any federal, state and local governmental or regulatory or supervisory authority, or any self-regulatory organization (each, a “Governmental Entity”) having jurisdiction over it that is or will be necessary in connection with the execution and delivery of this Agreement, or its performance of or compliance with the terms and conditions of this Agreement.

iv.     There is no action, suits, proceedings, or to the knowledge of the Client, threatened against which could reasonably be expected to have a material adverse effect on the ability of such party to comply with the terms of this Agreement.

v.    It will perform services in a professional and workmanlike manner.

vi.     It will maintain professional liability and errors and omissions insurance coverage.

4. EFFECTIVE DATE. This Agreement shall be effective as of the date hereof (the “Effective Date”).

5. CONFIDENTIALITY.

(a)     Confidentiality Obligations. Neither party will disclose to any third party without the prior written consent of the other party any confidential information which is received from the other party for the purposes of providing or receiving services pursuant to this Agreement which (i) if disclosed in tangible form, is marked confidential, (ii) if disclosed in any other manner, is confirmed in writing as being confidential or (iii) if disclosed in tangible form or otherwise, is manifestly confidential; it being understood that the reports prepared by RERC for Client shall be considered confidential information. Each party agrees that any confidential information received from the other party shall only be used for the purposes of providing or receiving the services under this Agreement or any other contract between the parties.

(b)     Exceptions to Restrictions. The restrictions set forth in this Section 5 will not apply to any information which (i) is or becomes generally available to the public other than as a result of a breach of an obligation by the receiving party, (ii) is acquired from a third party who, to the recipient’s knowledge, owes no obligation of confidence with respect to the information or (iii) is or has been independently developed by the recipient.

(c)    Permitted Disclosure. Notwithstanding paragraphs (a) and (b) of this Section 5, either party will be entitled to disclose confidential information of the other party to (i) the disclosing party’s insurers or legal advisors or (ii) a third party to the extent that such disclosure is required by any court of competent jurisdiction or a governmental or regulatory authority or where there is a legal right, duty or requirement to disclose (as determined in the good faith discretion of the disclosing party); provided, however, that where reasonably practicable (and without breaching any legal or regulatory requirement), prompt notice in writing shall first be given to the other party.

(d)     Term of Confidentiality. The parties’ respective confidential obligations will terminate two years after the expiration or termination of this Agreement.

6.     ACKNOWLEDGEMENT. RERC acknowledges that (i) its valuations will be used or incorporated into the Client’s Registration Statement and periodic filings with the U.S. Securities and Exchange Commission (the “SEC”), (ii) RERC will be named as an expert in the Registration Statement, (iii) in connection with the foregoing subsection (ii), RERC will provide a consent in a form satisfactory to RERC and Client to be attached as an exhibit to the Registration Statement, (iv) RERC’s provision of the aforementioned consent is subject to the Client’s providing RERC a commercially reasonable opportunity to review and consent to references to RERC in any regulatory filing which require RERC to be named as an expert, and (v) this Agreement will be filed with the SEC.

7. WORK PRODUCT.

(a)    Permitted Disclosure. Client agrees to treat the RERC work product with the utmost confidentiality and shall not disseminate, distribute, make available or otherwise publish the RERC work product to any third party except to (i) any third party service provider (such as Client’s attorneys, accountants, consultants) using the RERC work product in the course of providing services for the sole benefit of Client, (ii) as required by statute, government regulation, legal process or judicial decree, provided that RERC is informed of such disclosure (if permitted by law) so that RERC may object or limit such disclosure or (iii) as otherwise permitted under this Agreement (including pursuant to Section 5 hereof).

(b)    Client Responsibilities. RERC will rely on information provided by Client, will not verify the accuracy of such information, and RERC shall not be responsible for any inaccuracy in such information.

(c)    Intended Use. Client agrees and understands that the quarterly Property Appraisal and Debt Valuation reports will be subject to RERC’s standard Assumptions and Limiting Conditions attached as Exhibit B, which will be incorporated into the report. All users of the quarterly Property Appraisal and Debt Valuation reports are specifically cautioned to understand the Assumptions and Limiting Conditions as well as any extraordinary assumptions and hypothetical conditions which may be employed by RERC and incorporated into the report. Moreover, all users should consider the report as only one factor together with its independent investment considerations and underwriting criteria in its overall investment decision.

(d)    Intended User. RERC is performing the Services for Client’s sole use and not for any other purpose. Client acknowledges that any third parties who obtain access to the quarterly Property Appraisal and Debt Valuation reports are not authorized to use or rely upon it unless they are expressly permitted to rely thereon pursuant to this Agreement or a separate reliance or consent letter issued by RERC at its sole discretion.

8.     TERM OF AGREEMENT. This Agreement shall continue in force for a period of three years from the Effective Date (“Initial Term”), with three successive one-year renewals. The renewal terms will automatically commence unless this Agreement is terminated by either party with 90 days’ notice prior to the end of each respective term. Notwithstanding the foregoing, this Agreement may be terminated by either party upon 60 days prior written notice to the other party or immediately upon a material breach of this Agreement by the other party or in the event that Client determines not to proceed with registration with the U.S. Securities and Exchange Commission or otherwise discontinues the public offering of Client’s securities; provided, however, that in the case of breach the breaching Party has the opportunity to cure such breach, if curable within a 30-day period. The parties’ obligations under Sections 5, 6, 7, 10, 11 of this Agreement shall survive termination of this Agreement. Except as set forth herein or as otherwise required by law, upon expiration or termination hereof, RERC shall have no further obligations under this Agreement including, without limitation, any obligation to update any quarterly Property Appraisal and Debt Valuation reports or related information.

9.     INDEPENDENT ADVISOR. The parties agree that RERC is being retained as an independent contractor to perform the Services and nothing in this Agreement shall be deemed to create any other relationship between RERC and Client. RERC shall be solely responsible for the actions and inactions of itself and of its affiliates, and their respective members, officers, directors, employees, advisors, legal counsel, contractors, and agents (“RERC Representatives”). RERC shall not, and is not authorized to, enter into contracts or agreements on behalf of Client or to otherwise create obligations of Client to third parties.

10. INDEMNIFICATION.

(a) Client agrees to indemnify and hold harmless RERC, its members, employees, directors and officers (collectively, the “Indemnified Parties”), from and against any losses, claims, damages, demands, and liabilities (“Damages”), joint or several, related to or arising in any manner out of (i) any transaction contemplated by this Agreement or in connection with this Agreement or the performance of Services under this Agreement by RERC (ii) any actual or alleged untrue statement of material fact, or the actual or alleged failure to state a material fact necessary to make a statement not misleading in light of the circumstances under which it was made with respect to all the information furnished to RERC or made available to a prospective party to a transaction, or (iii) an actual or alleged violation of applicable law by Client (including without limitation, securities laws) or the negligence or intentional acts or omissions of Client (including the failure to perform any duty imposed by law) (the “Indemnified Activities”). Notwithstanding the foregoing, Client shall not be liable in respect of any Damages that a court of competent jurisdiction shall have determined by final non-appealable judgment resulted solely from the gross negligence, fraud or willful misconduct of an Indemnified Party.

(b) RERC agrees to indemnify and hold harmless Client, its members, employees, directors and officers, from and against any Damages, joint or several, related to or arising in any manner out of RERC’s gross negligence, fraud, or willful misconduct.

(c) The indemnifying party agrees not to enter into any waiver, release or settlement of any threatened or pending investigative, administrative, judicial or regulatory claim, action, proceeding or investigation arising in any manner out of any Indemnified Activities (collectively “Proceedings”) which would be binding on the Indemnified Party (whether or not any Indemnified Party is a formal party to such Proceeding) without prior written consent of the Indemnified Party (which consent not to be unreasonably withheld), unless such waiver, release or settlement includes and unconditional release of the applicable Indemnified Parties from all liability arising out of such Proceeding.

(d) This Section 10 shall remain operative and in full force and effect regardless of any withdrawal, termination, or failure to initiate or consummate any transaction contemplated by this Agreement.

11. LIMITATION OF LIABILITY. ANYTHING IN THE AGREEMENT TO THE CONTRARY NOTWITHSTANDING, UNDER NO CIRCUMSTANCES WHATSOEVER SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, PUNITIVE, OR INCIDENTAL DAMAGES OF ANY KIND WHATSOEVER. IN NO EVENT WHATSOEVER SHALL RERC’S (OR ANY OF ITS AFFILIATES OR RESPECTIVE OFFICERS OR EMPLOYEES) TOTAL LIABILITY TO CLIENT, OR ANY OTHER PARTY ENTITLED TO MAKE A CLAIM, FOR DIRECT DAMAGES WITH RESPECT TO THIS AGREEMENT OR THE SERVICES PROVIDED HEREIN, OR ANY OTHER DAMAGES WHATSOEVER,

EXCEED IN THE TOTAL SUM OF FEES (EXCLUSIVE OF REIMBURSED EXPENSES) RECEIVED BY RERC UNDER THIS AGREEMENT OVER THE TWELVE MONTHS PRECEEDING THE CLAIM; PROVIDED THAT THE FOREGOING SHALL IN NO WAY LIMIT RERC’S LIABILITY FOR DIRECT DAMAGES IF AND TO THE EXTENT SUCH CLAIMS ARE COVERED BY THE INSURANCE REQUIRED TO BE CARRIED PURSUANT TO THIS AGREEMENT.

12. INSURANCE. RERC agrees to obtain and maintain and keep in full force and effect, at RERC’s expense, the forms of insurance with the minimum limits of insurance stated in this Section 12. Each insurance policy will be maintained with an insurer having a rating of at least an “A-” in the most currently available Best’s Insurance Reports. RERC will provide for at least thirty (30) days’ prior written notice to Client in the event of any cancellation or material reduction in limits. RERC will annually furnish Client with certificates of insurance in satisfactory form, evidencing its compliance with these provisions. RERC will maintain at least the following:

(a)	Statutory workers’ compensation covering all state and local requirements;

(b)	Employer’s liability with a limit of $1,000,000 for one or more claims arising from each accident;

(c)	Commercial general liability, written on an occurrence basis, with a minimum per occurrence combined single limit of $1,000,000 and a minimum aggregate combined single limit of $2,000,000;

(d)	Umbrella / Excess Liability Insurance with limits of no less than $10,000,000 per occurrence and in the aggregate;

(e)	Errors and Omissions insurance with limits of no less than $10,000,000 per occurrence and $10,000,000 in the aggregate which includes coverage for third party claims arising out of the negligent act, error or omission of RERC; and

(f)	fidelity bond (AKA crime insurance) at $5,000,000 per occurrence and aggregate, including third party liability or client coverage.

13. PUBLICATION. Subject to Section 6 and except as otherwise permitted in this Agreement, the quarterly Property Appraisal and Debt Valuation reports or RERC name may not be used in any offering memoranda or other investment material without the prior written consent of RERC, which may be given at RERC’s sole discretion. Any such consent, if given, shall be conditioned upon RERC’s receipt of an indemnification agreement from a party satisfactory to RERC in a form satisfactory to RERC. Furthermore, Client agrees to pay the fees of RERC’s legal counsel for the review of the material which is the subject of the requested consent. RERC expressly disclaims any and all liability with regard to the appraisal prepared pursuant to this Agreement to any party other than the Client.

14. COLLECTION. If it becomes necessary to place collection of the fees and expenses due RERC in the hands of a collection agent and/or an attorney (whether or not a legal action is filed) Client agrees to pay all fees and expenses including attorney’s fees incurred by RERC in connection with the collection or attempted collection thereof.

15. USE OF CLIENT NAME. Unless informed to the contrary by Client in writing, RERC may use the name of Client in promotional materials, provided no reference is made to the services performed or properties involved.

16. THIRD PARTY BENEFICIARIES. Client acknowledges that RERC, in connection with its engagement hereunder, is acting as an independent contractor with duties owing solely to Client and that nothing in this Agreement is intended to confer upon any other person (other than the Indemnified Persons) any rights, benefits or remedies hereunder or by reason hereof.

17. NOTICES. All notices, requests, instructions, or documents required hereunder shall be in writing and delivered personally or via a recognized overnight delivery service mailed to the following:

To Client:

Nuveen Global Cities REIT, Inc.

730 Third Avenue

New York, NY 10017

Attn: Nadir Settles

With a copy to:

Nuveen Global Cities REIT, Inc.

8625 Andrew Carnegie Blvd E1-S6

Charlotte, NC 28262

Attn: James Sinople

And copy to:

Nuveen Global Cities REIT, Inc.

4675 MacArthur Court, Suite 1100

Newport Beach, CA 92660

Attn: William Miller

To RERC:

6600 Westown Parkway #260,

West Des Moines, IA 50266

Attn: Brian Velky

With a copy to:

5065 Westheimer Road, Suite 700E,

Houston, Texas 77056

Attn: Legal Department

And copy to:

150 E. 52nd St., Suite 4002

New York, NY 10022

Attn: General Counsel

18. AMENDMENT; ASSIGNMENT; OTHER MATTERS.

(a)     Governing Law; Exclusive Jurisdiction; Jury Trial. The parties hereto (a) irrevocably consent to the exclusive jurisdiction of the state and federal courts located in the Borough of Manhattan of the City of New York in any action, suit or proceeding arising out of or relating to this Agreement, and (b) irrevocably consent that any process or notice or motion or other application to the court or judge thereof may be served within or outside of the State of New York by registered or certified mail or nationally-recognized overnight delivery service, or by personal service, provided a reasonable time for appearance is allowed. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING, WHETHER AT LAW OR EQUITY, BROUGHT BY ANY OF THEM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(b)     Entire Agreement. This Agreement (including exhibits hereto) contains the entire agreement and understanding of the parties with respect to the subject matter hereof. This Agreement supersedes all prior oral and written agreements, if any, between the parties. This Agreement shall be binding upon and inure to the benefit of Client, RERC, the other Indemnified Parties and their respective successors and assigns.

(c)     Counterparts. This Agreement may be executed in two or more counterparts and may be delivered by e-mail or facsimile, each of which shall be deemed to be an original, but all of which shall constitute one and the same Agreement.

(d)     No Joint Venture. The parties are independent contractors and nothing in this Agreement shall be construed to create a partnership, joint venture, agency relationship or other joint enterprise between them.

(e)     Severability. If one or more provisions of this Agreement shall be determined to be invalid or ineffective for any reason, such determination shall not affect the validity and enforceability of the remaining provisions.

(f)    Amendment. No change, modification or alteration of this Agreement shall be effective unless in writing and signed by both parties.

(g)    Assignment. Neither party may assign its rights and/or obligations hereunder without the prior written consent of the other party.

(h)     Severability. The provisions of this Agreement are independent and severable from each other. If any term, clause or provision of this Agreement is deemed invalid or unenforceable for any reason, the remainder of this Agreement shall remain valid and enforceable in accordance with its terms.

IN WITNESS WHEREOF, the undersigned have executed this Valuation Services Agreement as of the date set forth above.

RERC, LLC		NUVEEN GLOBAL CITIES REIT, INC.

/s/ Brian T. Velky		/s/ Nadir Settles

By:	Brian T. Velky	By:	Nadir Settles (authorize signatory)
Its:	Managing Director	Its:	Director
Date:	12/14/17	Date:	12/14/17

EXHIBIT A

FEES

RERC’s fees and expenses for the Initial Term (commencing on the Effective Date) are set forth in below. After the Initial Term the parties will annually negotiate changes in fees.

Property Appraisal Fees[1]

	Summary Report (Annually)	Limited Scope Report (Quarterly Update)	Aggregate Annual
Year 1	$4,800	$2,700	$12,900
Year 2	$4,900	$2,800	$13,300
Year 3	$5,000	$2,900	$13,700

Debt Valuation (Mortgage Payable) Fees[1,2]

	Summary Report (Annually)	Limited Scope Report (Quarterly Update)	Aggregate Annual
Year 1	$1,000	$500	$2,500
Year 2	$1,050	$550	$2,700
Year 3	$1,100	$600	$2,900

Debt Valuation (Mortgage Receivables) Fees[1,2,3]

	Summary Report (Annually)	Limited Scope Report (Quarterly Update)	Aggregate Annual
Year 1	$1,000	$500	$2,500
Year 2	$1,050	$550	$2,700
Year 3	$1,100	$600	$2,900

[1]	Interim (non-recurring) Property Appraisals and Debt Valuations required as a result of a reported material even are subject to 50% of Limited Scope Report Fees
[2]	Professional fees do not apply to debt positions not fair valued (i.e. marked to par)
[3]	Prices are quoted for Debt Valuations done on senior stabilized loans. Subordinated and transitional loans may be priced $200 higher per valuation than the quoted prices depending on the complexity of the loan(s) being valued.

*	Minimum Quarterly Fee:

To account for platform costs associated with providing the services (e.g. setup and maintenance of the RERC web-based valuation reporting system, management of the appraisal process, estimated time for communication with the Client), Client agrees to a Minimum Quarterly Fee of $37,500 (an estimated breakpoint of approximately 10 properties) commencing in the third quarter following the date hereof.

Expenses:

The above fees do not include out-of-pocket expenses. With the exception of any lodging or travel expenses that RERC incurs in connection with annual site visits or attendance at Board meetings, pre-approval by the Client or the Advisor will be required.

EXHIBIT B

ASSUMPTIONS AND LIMITING CONDITIONS

The quarterly report has been based on, and is subject to, the following general assumptions and limiting conditions:

•	The conclusions and recommendations reported are only applicable to the purpose, function, and terms stated in this report, and shall not be used for any other purpose.

•	RERC has assumed that the reader(s) of this report is well-versed in real estate and is a sophisticated and knowledgeable business person(s).

•	No responsibility is assumed for the legal description provided or for matters pertaining to legal or title considerations. Titles to the properties are assumed to be good and marketable unless otherwise stated. It is assumed that the use of the land and improvements are confined within the boundaries or property lines of the properties described, and that there are no encroachments or trespassing unless noted in the report. The report will not constitute a survey of the property analyzed.

•	Responsible ownership and competent property management are assumed.

•	All statements of fact in the report which are used as the basis of the RERC’s analyses, opinions, and conclusions are taken to be true and correct to RERC’s actual knowledge and belief. RERC does not make any representation or warranty, express or implied, as to the accuracy or completeness of the information or the condition of the property furnished to RERC by Client or others. The conclusions and any permitted reliance on and use of the report shall be subject to the assumptions, limitations, and qualifying statements contained herein.

•	RERC shall have no responsibility for legal matters, including zoning, or questions of survey or title, soil or subsoil conditions, engineering or other similar technical matters. All engineering studies, if provided, are assumed to be correct. The plot plans and illustrative material in this report are included only to help the reader visualize the property.

•	It is assumed that there are no hidden or unapparent conditions of the properties, subsoil, or structures that render it more or less valuable. No responsibility is assumed for detecting such conditions or for obtaining the engineering or environmental studies that may be required to discover them.

•	It is assumed that the properties are in full compliance with all applicable federal, state, and local environmental regulations and laws, unless the appraiser has been informed of such lack of compliance and it is stated, described, and considered in the report. It is assumed that all required licenses, certificates of occupancy, consents, and other legislative or administrative authority from any local, state, or national government or private entity or organization have been or can be obtained or renewed for any use on which the conclusions contained in this report is based.

•	It is assumed that the properties conform to all applicable zoning and use regulations and restrictions unless nonconformity has been disclosed to RERC, identified, described, and considered in the report.

•	RERC shall not be required to give testimony as a witness or to appear in any capacity in any legal or administrative hearing or procedure, or to have any continued service responsibility unless compensated in advance by the engager of this report according to their fee schedule then in effect.

•	Unless otherwise stated in this report, RERC will not be considering the possible existence of asbestos, urea-formaldehyde foam insulation, PCB transformer, or other toxic, hazardous, or contaminated substances and/or underground storage tanks (collectively “Hazardous Materials”) on or affecting the property, or the cost or encapsulation or removal thereof. RERC is not qualified to detect Hazardous Materials and, unless otherwise stated, RERC has not been informed of any major or significant deferred maintenance of the property that would require the expertise of a professional cost estimator or contractor. If such repairs are needed, the estimates are prepared by others. The conclusions are predicated on the assumption that there is no such material on or in the property that would cause a loss in value. No responsibility is assumed for such conditions or for any expertise or engineering knowledge required to discover them. The Client is urged to retain an expert in this field, if such expertise is desired.

•	In the event the Client intends to use the report in connection with a tax matter, Client acknowledges that RERC provides no warranty, representation, or prediction as to the outcome of such tax matter. RERC has no responsibility or liability to the Client or any other party for any such taxes, interests, penalties, or fees that may be incurred.

•	RERC’s personnel are not engineers, professional building contractors, or environmental consultants. Such additional expertise is not covered in the report and the Client agrees that, if such additional expertise is required, it shall be provided by others at the direction and discretion of the Client. No warranties are made by references to physical property characteristics in terms of quality, condition, cost, suitability, soil conditions, flood risk, obsolescence, etc., and no liability is assumed for any engineering-related issues.

•	Possession of this report or a copy thereof does not imply right of publication, nor use for any purpose by anyone other than the person to whom it is addressed, without the written consent of RERC.

•	The liability of RERC, and its affiliates, employees, officers, directors, and agents, is limited to the Client and the Advisor. This report was prepared specifically for our Client and the Advisor, to whom this report is addressed.

•	The Client acknowledges that RERC is a limited liability company and agrees that any claim made by the Client arising out of any act or omission of any director, officer, agent, or employee of RERC, in the execution or performance of its contractual or professional responsibilities shall be made solely against RERC and not against any such director, officer, agent, or employee.

•	Cash flow projections are forecasts of estimated future operating characteristics and are predicated on the information and assumptions contained within the appraisal report. The achievement of the financial projections will be affected by fluctuating economic conditions and is dependent upon other future occurrences that cannot be assured. Actual results may well vary from the projections contained herein. RERC does not warrant that these forecasts will occur. Projections may be affected by circumstances beyond the current realm of knowledge or control of RERC. RERC is not trying to forecast the future, but rather is attempting to replicate techniques utilized by market participants for properties similar to the subject.

•	The Americans with Disabilities Act (ADA) became effective January 26, 1992. We have not made a specific compliance survey and analysis of the properties to determine whether or not they are in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the properties, together with a detailed analysis of the requirements for the ADA, could reveal that the properties are not in compliance with one or more of the requirements of the ADA. If so, this fact could have a negative effect upon the value of the property. Since we have no direct evidence relating to this issue, we did not consider possible non-compliance with the requirements of the ADA in estimating the value of the properties.